Exhibit 99.1

Emclaire Financial Corp. 612 Main Street — Emlenton, PA 16373-0046 Phone: (724) 867-2311 / FAX: (724) 867-1007 www.emclairefinancial.com

PRESS RELEASE

RELEASE DATE:	CONTACT:

Tuesday, April 7, 2009	William C. Marsh
Chairman of the Board
President and Chief Executive Officer

Phone: 724/867-2311, extension 118

FOR IMMEDIATE RELEASE

Emclaire Financial Corp. Announces Purchase of

National City Branch Office in Titusville, Pennsylvania

Emlenton, Pennsylvania, April 7, 2009 – Emclaire Financial Corp. (OTCBB “EMCF”), the parent holding company of The Farmers National Bank of Emlenton (the “Bank”), announced today that the Bank has entered into a Purchase and Assumption Agreement with PNC Financial Services Group, Inc. (NYSE: “PNC”) and National City Bank (“National City”) to acquire certain assets and assume certain liabilities of National City’s full-service branch office located in Titusville, Pennsylvania.

As part of the agreement, the Bank will assume close to $90 million in deposits in exchange for approximately $35 million in loans, cash, and certain fixed assets of the branch office. The Bank has agreed to pay a premium of 3.4% of deposits assumed based on the average balance of deposits during a pre-determined period leading up to the transaction closing date. The transaction is expected to be accretive to the Corporation’s earnings in the fourth quarter of 2009.

National City is divesting the Titusville assets and liabilities in order to satisfy a regulatory condition to the acquisition by PNC of National City Corporation, the parent company of National City, which was completed in late 2008.

“We feel privileged to have this opportunity to serve the Titusville community and look forward to working with the customers and employees of the office as we promote the Bank’s tradition of sound community banking and superior customer service,” commented William C. Marsh, Chairman, President and Chief Executive Officer of Emclaire Financial Corp. and the Bank. Mr. Marsh also noted that “this transaction will contribute significantly to Farmers National Bank’s community bank presence in western Pennsylvania and the Titusville office will be a valuable addition to our franchise.”

The proposed branch office acquisition is subject to customary closing conditions, including receipt of applicable regulatory approvals. The Corporation intends to consummate the transaction during the third quarter of 2009.

Emclaire Financial Corp.

Press Release

April 7, 2009

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community commercial bank headquartered in Emlenton, Pennsylvania, operating twelve full service offices in Venango, Butler, Clarion, Clearfield, Elk, Jefferson and Mercer Counties, Pennsylvania. For more information, visit the Corporation’s website at “www.emclairefinancial.com”.

Forward-looking Statements

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.